AMENDMENT TO NONQUALIFIED STOCK OPTION AGREEMENT


                  This AMENDMENT TO NONQUALIFIED STOCK OPTION AGREEMENT, dated March 11, 2002 (the "Amendment"), is entered into by and among Marvel Enterprises, Inc. (the "Company") and Isaac Perlmutter (the "Optionee"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Nonqualified Stock Option Agreement by and between the Company and Optionee dated as of November 30, 2001 (the "Stock Option Agreement").

                  WHEREAS, the Stock Option Agreement erroneously provided for an exercise price of $3.30 per share; and

                  WHEREAS, the Company and Optionee desire to correct such error by amending the Stock Option Agreement to provide for an exercise price of $3.62 per share;

                  NOW, THEREFORE, in consideration of the foregoing, the Company and Optionee agree as follows:

                  1. Amendment of Section 2. Section 2 of the Stock Option Agreement is hereby deleted in its entirety and restated as follows:

         "2. Purchase Price. The Price at which the Optionee shall be entitled to purchase Shares upon the exercise of the Option shall be $3.62 per Share."

                  2. Full Force and Effect. Except for the amendment described herein, the Stock Option Agreement shall remain in full force and effect.

                  3. Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto.

                  4. Counterparts. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  5. Governing Law. This amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law of any jurisdiction.


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                  IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Amendment to the Stock Option Agreement on the date first written above.


                                   MARVEL ENTERPRISES, INC.

                                   By: /s/ Allen S. Lipson
                                       -----------------------
                                       Name:  Allen S. Lipson
                                       Title: Executive Vice President, Business
                                              and Legal Affairs and Secretary



                                   OPTIONEE

                                   /s/ Isaac Perlmutter
                                   ----------------------
                                   Isaac Perlmutter